UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                           SCHEDULE 13G


            Under the Securities Exchange Act of 1934
                        (Amendment No. 1)*

                     LANIER BANKSHARES, INC.
                         (Name of Issuer)

                           Common Stock
                  (Title of Class of Securities)

                            51588A100
                          (CUSIP Number)


Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).

1 NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  John W. Browning, III
  ###-##-####


2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                            (a)
     N/A                    (b)

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

  United States of America


NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING
PERSON WITH

5 SOLE VOTING POWER
     21,295


6 SHARED VOTING POWER
     N/A

7 SOLE DISPOSITIVE POWER
     21,295

8 SHARED DISPOSITIVE POWER
     N/A


9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     21,295

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     N/A

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     3.4%

12 TYPE OF REPORTING PERSON
   IN

Item 1(a).     Name of Issuer:

     Lanier Bankshares, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

     854 Washington Street
     Gainesville, Georgia  30501

Item 2(a).     Name of Person Filing:

     John W. Browning, III

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     873 Glenwood Drive, N.E.
     Gainesville, Georgia 30501

Item 2(c).     Citizenship:

     United States of America

Item 2(d).     Title of Class of Securities:

     Common Stock

Item 2(e).     CUSIP Number:

     51588A100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is:

     Not applicable

Item 4.   Ownership as of December 31, 1996:

     (a)  Amount beneficially owned:  21,295

     (b)  Percent of class:  3.4%

     (c)  Number of shares as to which such person has

         (i)  sole power to vote or direct the vote:  21,295

         (ii) shared power to vote or direct the vote:  N/A

         (iii) sole power to dispose or to direct the disposition of:  21,295

         (iv) shared power to dispose or direct the disposition of:  N/A

          ______________________

Item 5.   Ownership of Five Percent or Less of a Class:

     Yes

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

     Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

     Not applicable

Item 8.   Identification and Classification of the Members of the Group:

     Not applicable

Item 9.   Notice of Dissolution of Group:

     Not applicable

Item 10.  Certification:

     Not applicable

                            SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                       Date:          2/12/97

                       Signature:     /s/ John W. Browning, III

                       Name:          John W. Browning, III